Exhibit 99.(4)(c)

MUTUAL OF AMERICA LIFE INSURANCE COMPANY

[320 PARK AVENUE NEW YORK NY 10022-6839 • 212 224 1600]
(hereafter called the “Company”)

Group annuity contract 457-2009 between the Company and [ABC COMPANY] is hereby amended, effective as of [the Effective Date / July 1, 2010], as follows:

I. Subsection 1.10 of this Contract is deleted and replaced with the following:

1.10         Contract Holder’s Administrative Charges

(a)          A monthly charge for each Participant covered by the Employer’s Plan.

(b)   A monthly contract charge.

(c)          An additional charge for any additional services provided to the Contract Holder at its request, that are not included in the services in (a) and (b) above, and which relate to this Contract or the Plan. The Company shall determine the amount of the charge for any such service it agrees to provide in accordance with its general practices and shall notify the Contract Holder of such amount. If the Contract //older agrees to the charge, the additional services shall be provided. The Company is not required to provide any such additional services and may decline to do so, even if such additional services have been provided previously.

(d)         A charge for processing of forfeitures in connection with terminations, such charge to be deducted from the forfeited amount of the terminated Participant.

The charges in (a) and (b) above shall be determined by a formula declared from time to time by the Company and are to compensate the Company for administrative services it provides to the Contract Holder in connection with the Plan and this Contract. The amount of the charges and the services to be provided shall be specified to the Contract Holder in a written notification. The Company reserves the right to change the amount charged and/or services provided or to discontinue providing administrative services, in whole or in part, at any time upon 30 days’ prior written notification to the Contract Holder.

2. Subsection 7.3(b) of this Contract is deleted and replaced with the following:

(b) (i) For Participants who are not entitled to any benefits under this Contract on the Effective Date of this amendment, the Contract Holder may elect, by Notice, that the Account Values for all such Participants be paid to a trustee appointed fur the plan or to an insurer or custodian which will hold the assets of the plan under a contract or custodial account which meets the requirements of Section 401(P of the Code. If such election is made and if the Notice is accompanied by a certified copy of a board resolution authorizing the transfer to the designated payee, the Company shall withdraw the Account Values for all such Participants and upon such withdrawal pay the amounts so withdrawn to the designated payee in a single sum. Such withdrawal shall be made within 30 days of the date of the Valid Transaction Date unless the Contract Holder requests a later date.

(ii) For Participants who are entitled to any benefits under this Contract prior to the effective date of this amendment, the Contract Holder may elect, by Notice, that the Account Values for all such Participants be paid to the insurance company or custodian designated in such Notice which will hold the assets of the plan under a contract or custodial account which meets the requirements of Section 401(t) of the Code. if such election is made and if the Notice is accompanied by an individual transfer request from each such Participant and a certified copy of a board resolution authorizing the transfer to the designated payee, the Company shall withdraw the Account Values for each such Participant and upon such withdrawal pay the amounts so withdrawn to the designated payee in a single sum. Such withdrawal shall be made within 30 days of the date of the Valid Transaction Date unless the Contract Holder requests a later date. Account Values for all Participants for whom no individual transfer request is received shall continue to be heId under this Contract and subject to its terms.

This amendment is executed at New York, New York.

Vice President